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                                    AKORN, INC.
                                    EXHIBIT 11.1

                        COMPUTATION OF NET INCOME PER SHARE
                       (IN THOUSANDS, EXCEPT PER SHARE DATA)


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                                              Three Months Ended           Six Months Ended
                                                   June 30,                      June 30,
                                           -----------------------       ---------------------
                                             1998           1997          1998            1997
                                            ------         ------        -------        -------
Earnings:
  Income applicable to common stock         $1,101           $742        $ 2,149           $164
                                            ------         ------        -------        -------
                                            ------         ------        -------        -------
  Weighted average number of shares
  outstanding                               17,850         16,598         17,769         16,596

Net income per share - basic               $  0.06        $  0.04        $  0.12        $  0.01

  Additional shares assuming conversion
  of options and warrants                    1,244            202          1,068            206
                                            ------         ------        -------        -------
Pro forma shares                            19,094         16,800         18,837         16,802
                                            ------         ------        -------        -------
                                            ------         ------        -------        -------
Net income per share - diluted             $  0.06        $  0.04        $  0.11        $  0.01
                                            ------         ------        -------        -------
                                            ------         ------        -------        -------
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